Exhibit 8.1

List of subsidiaries:

		Holding as of
Particulars	Country	March 31, 2012	March 31, 2011
Infosys BPO	India	99.98%	99.98%
Infosys Australia	Australia	100%	100%
Infosys China	China	100%	100%
Infosys Consulting Inc(1)	U.S.A	–	100%
Infosys Mexico	Mexico	100%	100%
Infosys BPO s. r. o (2)	Czech Republic	99.98%	99.98%
Infosys BPO (Poland) Sp.Z.o.o (2)	Poland	99.98%	99.98%
Infosys BPO (Thailand) Limited (2)(4)	Thailand	–	–
Infosys Sweden	Sweden	100%	100%
Infosys Brasil	Brazil	100%	100%
Infosys Consulting India Limited (3)	India	100%	100%
Infosys Public Services, Inc.	U.S.A	100%	100%
Infosys Shanghai	China	100%	100%
McCamish Systems LLC(2)	U.S.A	99.98%	99.98%
Portland Group Pty Ltd(2)(5)	Australia	99.98%	–
Portland Procurement Services Pty Ltd (2)(5)	Australia	99.98%	–
(1)
On October 7, 2011, the board of directors of Infosys Consulting Inc., approved the termination and winding down of the entity, and entered into an assignment and assumption agreement with Infosys Limited. The termination of Infosys Consulting, Inc. became effective on January 12, 2012, in accordance with the Texas Business Organizations Code. Effective January 12, 2012, the assets and liabilities of Infosys Consulting, Inc, have been transferred to Infosys Limited.

(2)	Wholly-owned subsidiaries of Infosys BPO.
(3)	On February 9, 2012, Infosys Consulting India Limited filed a petition in the Honourable High court of Karnataka for its merger with Infosys Limited.
(4)	During the year ended March 31, 2011, Infosys BPO (Thailand) Limited was liquidated.
(5)	On January 4, 2012 Infosys BPO acquired 100% of the voting interest in Portland Group Pty Ltd